Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2022, with respect to the financial statements included in the Annual Report of Celcuity Inc. on the Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota

December 30, 2022